DBX ETFs
FUND OF FUNDS INVESTMENT AGREEMENT
THIS AGREEMENT, dated as of January 19, 2022, among GPS Funds I, GPS Funds II and Savos Investments Trust, each on behalf of its separate series listed on Schedule A, as amended from time to time, severally and not jointly (each, an “Acquiring Fund” and collectively the “Acquiring Funds”), and each of the Acquired Funds listed on Schedule B, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”), and shall become effective on January 19, 2022.
WHEREAS, each Fund is registered with the U.S. Securities and Exchange
Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;
NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.TERMS OF INVESTMENT

(a)In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows solely with respect to an investment by such Acquiring Fund in an Acquired Fund that exceeds the limits in Section 12(d)(1)(A) of the 1940 Act:
(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request partially or wholly in-kind.

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(i)Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investment in the Acquired Fund.

(a)In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with publicly available information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund to comply with the terms and conditions of the Rule.

2.REPRESENTATIONS OF THE ACQUIRED FUNDS.

(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and
(iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)Each Acquired Fund agrees that any information regarding planned purchases or sales of shares of an Acquired Fund provided pursuant to Section 1 will be treated confidentially, used solely for the purposes of this Agreement, and will not be disclosed to any third party without the prior consent of the Acquiring Fund, except for directors/trustees, officers, employees, accountants, legal counsel, investment advisers and other advisers of the Acquired Fund and its affiliates on a need-to-know basis and solely for the purposes of this Agreement.

3.REPRESENTATIONS OF THE ACQUIRING FUNDS.

(b)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(c)In the event of an investment in an Acquired Fund in excess of the limits of Section 12(d)(1)(A)(i), an Acquiring Fund agrees to provide notice to the Acquired Fund.

4.NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or

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overnight mail or electronic mail to the address for each party specified below. If to the Acquiring Fund:    If to the Acquired Fund:
Fund Compliance Team AssetMark, Inc.
1655 Grant Street, 10th Floor Concord, CA 94520
Email: fundcompliance@assetmark.com

Frank Gecsedi
Chief Compliance Officer – DBX ETF Trust DWS Investment Management Americas 875 Third Avenue
New York, NY 10022
Email: frank.gecsedi@db.com

With a copy to:
Fabio Battaglia, III
Stradley Ronon Stevens & Young, LLP 2005 Market Street
Philadelphia, PA 19103-7028 Email: fbattaglia@stradley.com

With a copy to:
John Millette
Secretary – DBX ETF Trust
DWS Investment Management Americas 100 Summer Street, 8th Floor
Boston, MA 02110
Email: john.millette@db.com

5.TERM AND TERMINATION; ASSIGNMENT; AMENDMENT

(a)This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b)This Agreement shall continue until terminated, either in its entirety or with respect to one or more specific Acquired Funds or Acquiring Funds, in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the relevant Acquiring Funds may not purchase additional shares of the relevant Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

(d)Except as otherwise provided in this Agreement, the Agreement may be amended only by a writing that is signed by each affected party.

(e)In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that is involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)In any action involving the Acquired Funds under this Agreement, each Acquiring

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Fund agrees to look solely to the individual Acquired Funds that is involved in the matter in controversy and not to any other series of the Acquired Funds.

6.MISCELLANEOUS

(a)Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(b)Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(c)Addition or Removal of Acquiring and Acquired Funds. In the event that either party to this Agreement wishes to include one or more additional series on Schedules A or B, or remove one or more series from eligibility for purchase by adding the series to Schedule C, the relevant party shall notify the other party in writing, and, if the other party agrees in writing, the appropriate Schedule shall be amended accordingly and, in the case of series added to Schedule A or B, such series shall become an Acquiring Fund or Acquired Fund, as appropriate, under this Agreement.

(d)Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DBX ETF Trust, on behalf of each of its series listed on Schedule B, severally and not jointly

/s/ Freddi Klassen
Name: Freddi Klassen
Title: President and Chief Executive Officer

GPS Funds I, on behalf of each of its series listed on Schedule A, severally and not jointly

/s/ Patrick Young
Name: Partrick Young
Title: Treasurer

GPS Funds II, on behalf of each of its series listed on Schedule A, severally and not jointly

/s/ Patrick Young
Name: Partrick Young
Title: Treasurer

Savos Investements Trust, on behalf of each of its series listed on Schedule A, severally and not jointly

/s/ Patrick Young
Name: Partrick Young
Title: Treasurer

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SCHEDULE A
Acquiring Funds

GPS Funds I
GuideMark Large Cap Core Fund
GuideMark Emerging Markets Fund
GuideMark Small/Mid Cap Core Fund
GuideMark World ex-US Fund
GuideMark Core Fixed Income Fund

GPS Funds II
GuidePath Growth Allocation Fund
GuidePath Conservative Allocation Fund
GuidePath Tactical Allocation Fund
GuidePath Absolute Return Allocation Fund
GuidePath Multi-Asset Income Allocation Fund
GuidePath Flexible Income Allocation Fund
GuidePath Conservative Income Fund
GuidePath Income Fund
GuidePath Growth and Income Fund

Savos Investments Trust
Savos Dynamic Hedging Fund

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SCHEDULE B

Acquired Funds

DBX ETF Trust
Xtrackers Harvest CSI 300 China A-Shares ETF
Xtrackers Harvest CSI 500 China A-Shares Small Cap ETF Xtrackers MSCI China A Inclusion Equity ETF
Xtrackers MSCI All World ex US Hedged Equity ETF Xtrackers MSCI EAFE Hedged Equity ETF
Xtrackers MSCI Emerging Markets Hedged Equity ETF Xtrackers MSCI Europe Hedged Equity ETF
Xtrackers MSCI Eurozone Hedged Equity ETF Xtrackers MSCI Germany Hedged Equity ETF Xtrackers MSCI Japan Hedged Equity ETF Xtrackers FTSE Developed ex US Multifactor ETF Xtrackers Russell US Multifactor ETF
Xtrackers MSCI EAFE ESG Leaders Equity ETF
Xtrackers Emerging Markets Carbon Reduction and Climate Improvers ETF Xtrackers MSCI Emerging Markets ESG Leaders Equity ETF
Xtrackers Bloomberg US Investment Grade Corporate ESG ETF Xtrackers J.P. Morgan ESG Emerging Markets Sovereign ETF Xtrackers J.P. Morgan ESG USD High Yield Corporate Bond ETF Xtrackers Eurozone Equity ETF
Xtrackers International Real Estate ETF
Xtrackers MSCI All World ex US High Dividend Yield Equity ETF Xtrackers MSCI EAFE High Dividend Yield Equity ETF
Xtrackers Low Beta High Yield Bond ETF Xtrackers USD High Yield Corporate Bond ETF Xtrackers High Beta High Yield Bond ETF Xtrackers Japan JPX-Nikkei 400 Equity ETF Xtrackers MSCI Kokusai Equity ETF

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Xtrackers S&P MidCap 400 ESG ETF
Xtrackers Russell 1000 US Quality at a Reasonable Price ETF Xtrackers Municipal Infrastructure Revenue Bond ETF Xtrackers Short Duration High Yield Bond ETF
Xtrackers S&P SmallCap 600 ESG ETF Xtrackers S&P 500 ESG ETF
Xtrackers MSCI USA ESG Leaders Equity ETF

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SCHEDULE C

Funds Excluded from Acquired Fund List

DBX ETF Trust

Xtrackers MSCI All China Equity ETF Xtrackers Risk Managed USD High Yield ETF

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